                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12


                               APACHE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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

                                 [APACHE LOGO]

                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

 ------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 ------------------------------------------------------------------------------

TO THE STOCKHOLDERS OF APACHE CORPORATION:

The 2002 annual meeting of stockholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 2, 2002, at 10:00 a.m. (Houston time), at the Doubletree Hotel at Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

     1. To elect four directors to serve until the Company's annual meeting in 2005; and

     2. To transact any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company's common stock as of the close of business on March 13, 2002 are entitled to notice of, and to vote at, the annual meeting. The Company's stock transfer books will not be closed. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any Apache stockholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

It is important that your shares are represented at the meeting. We encourage you to designate the proxies named on the enclosed proxy card to vote your shares on your behalf and per your instructions. This action does not limit your right to vote in person or to attend the meeting.

                                         By order of the Board of Directors

                                         APACHE CORPORATION

                                         /s/ C. L. PEPER
                                         C. L. PEPER
                                         Corporate Secretary

Houston, Texas
March 27, 2002

                       PROXY STATEMENT TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General.....................................................    1
Purpose of the Annual Meeting...............................    1
Who Can Vote................................................    1
How to Vote.................................................    2
Voting 401(k) Plan Shares...................................    2
Revoking a Proxy............................................    2
Quorum and Votes Needed.....................................    3
How the Votes are Counted...................................    3
Election of Directors (Proposal No. 1)......................    4
      Nominees for Election as Directors....................    5
      Continuing Directors..................................    6
      Standing Committees and Meetings of the Board of
       Directors............................................    8
      Report of the Audit Committee.........................   10
      Director Compensation.................................   10
      Securities Ownership and Principal Holders............   12
      Section 16(a) Beneficial Ownership Reporting
       Compliance...........................................   14
      Executive Officers of the Company.....................   15
      Summary Compensation Table............................   17
      Option/SAR Grants Table...............................   18
      Option/SAR Exercises and Year-End Value Table.........   20
      The Management Development and Compensation Committee
       Report on Executive Compensation.....................   21
      Performance Graph.....................................   26
      Employment Contracts and Termination of Employment and
       Change-in-Control Arrangements.......................   27
      Compensation Committee Interlocks and Insider
       Participation........................................   28
      Certain Business Relationships and Transactions.......   28
Independent Public Accountants..............................   29
Stockholder Proposals.......................................   30
Solicitation of Proxies.....................................   30

Note: References to the "ten-percent stock dividend" throughout this proxy statement relate to the ten-percent dividend on Apache common stock payable in shares of common stock on January 21, 2002, to stockholders of record on December 31, 2001.

                               APACHE CORPORATION
                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

                                                                  March 27, 2002

                                PROXY STATEMENT

GENERAL

This proxy statement contains information about the 2002 annual meeting of stockholders of Apache Corporation. In this proxy statement "Apache" and "the Company" both refer to Apache Corporation. This proxy statement and the enclosed proxy card are being mailed to you by the Company's board of directors starting on or about March 27, 2002.

PURPOSE OF THE ANNUAL MEETING

At the Company's annual meeting, stockholders will vote on the election of directors as outlined in the accompanying notice of meeting, and on any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any business to come before the meeting other than the election of directors. There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

WHO CAN VOTE

Only stockholders of record holding shares of Apache common stock at the close of business on the record date, March 13, 2002, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. As of March 13, 2002, there were 137,359,148 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.

Apache currently has outstanding two series of preferred stock -- the 5.68% Cumulative Preferred Stock, Series B (the "Series B Preferred Stock") and the Automatically Convertible Equity Securities, 6.5% Conversion Preferred Stock, Series C (the "Series C Preferred Stock"). Neither the holders of the depositary shares, each representing 1/10th of a share of Series B Preferred Stock, nor the holders of Apache's $2.015 depositary shares, each representing 1/50th of a share of Series C Preferred Stock, are entitled to any voting rights, except under certain circumstances relating to non-payment of dividends on the Series B Preferred Stock or the Series C Preferred Stock. As of the date of this proxy statement, all dividend payments on the Series B Preferred Stock and on the Series C Preferred Stock were current.

HOW TO VOTE

If your shares of Apache common stock are held by a broker, bank or other nominee (in "street name"), you will receive instructions from them on how to vote your shares.

If you hold shares of Apache common stock in your own name (as a "stockholder of record"), you may give instructions on how your shares are to be voted by:

     - marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

     - using the toll-free telephone number or Internet voting site listed on the enclosed proxy card. Specific directions for using the telephone and Internet voting systems are shown on the proxy card.

When using telephone or Internet voting, the systems verify that you are a stockholder through the use of a company number for Apache and a unique control number for you. IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL THE ENCLOSED PROXY CARD.

Whichever of these methods you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote, your shares will be voted FOR the election of the nominees for director. If other matters of business not presently known are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

VOTING 401(k) PLAN SHARES

If you are an employee or former employee participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, such shares are shown on the enclosed proxy card and you have the right to direct the plan trustee regarding how to vote those shares. The trustee for the 401(k) plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (by voting your shares as provided above under "How to Vote") or if your proxy card is not received by April 29, 2002, the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

REVOKING A PROXY

You may revoke a proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the meeting, or by filing a written revocation with Apache's corporate secretary. Your attendance at the annual meeting will not automatically revoke your proxy.

QUORUM AND VOTES NEEDED

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted. The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors.

HOW THE VOTES ARE COUNTED

Representatives of Wells Fargo Bank Minnesota, N.A. will tabulate the votes and act as inspectors of election. A properly signed proxy marked to "withhold" authority for the election of one or more directors will be counted for quorum purposes but not for voting purposes. If a broker indicates on a proxy that they do not have discretionary authority to vote certain shares of Apache common stock on a matter, those shares will not be considered present and entitled to vote at the meeting.

                             ELECTION OF DIRECTORS
                         (PROPOSAL NO. 1 ON PROXY CARD)

The Company's bylaws provide that the board of directors shall consist of a minimum of seven and a maximum of 13 directors. The Company's certificate of incorporation provides that, as near as numerically possible, one-third of the directors shall be elected at each annual meeting of stockholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors.

The present terms of directors G. Steven Farris, Randolph M. Ferlic, A. D. Frazier, Jr. and John A. Kocur will expire at the 2002 annual meeting.

Mr. Farris, Mr. Ferlic, Mr. Frazier and Mr. Kocur have been recommended by the Company's nominating committee and nominated by the board of directors for election by the stockholders to an additional three-year term. If elected, Mr. Farris, Mr. Ferlic, Mr. Frazier and Mr. Kocur will serve beginning upon election until the annual meeting of stockholders in 2005.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than four nominees. The board of directors knows of no nominee for director who is unwilling or unable to serve.

                       NOMINEES FOR ELECTION AS DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

                                                                     DIRECTOR
                                                                       SINCE
  G. STEVEN FARRIS, 54, has been president and chief operating         1994
  officer of the Company since May 1994. He was senior vice
  president of the Company from 1991 to 1994, and vice
  president -- exploration and production from 1988 to 1991.
  In May 2000, the Company's board of directors created the
  Office of the Chief Executive to which Mr. Farris and Mr.
  Raymond Plank were appointed. Prior to joining Apache, Mr.
  Farris was vice president of finance and acquisitions for
  Terra Resources, Inc., a Tulsa, Oklahoma oil and gas
  company, from 1983 to 1988.



  RANDOLPH M. FERLIC, 65, retired in December 1993 from his            1986
  practice as a thoracic and cardiovascular surgeon. He is the founder of Surgical Services of the Great Plains, P.C., and served as its president from 1974 to 1991. Dr. Ferlic was
  elected as a Regent of the University of Nebraska in
  November 2000. He is chairman of the audit committee and a member of the executive committee and the nominating
  committee.



  A. D. FRAZIER, JR., 57, has been chairman of the board and           1997
  chief executive officer of The Chicago Stock Exchange since
  October 2001, having served as president and chief executive officer from March 2001. Mr. Frazier had been a global
  partner and board member of AMVESCAP PLC, a London-based
  independent global investment management firm and the parent company of INVESCO, Inc., from 1997 to March 2001, having
  served INVESCO as president and chief executive officer of its U.S. institutional business from April 1997 to December
  2000, and executive vice president from November 1996 to
  April 1997. He was chief operating officer of the Atlanta
  Olympic Games from 1991 to 1996, and served as executive
  vice president, North American Banking Group, of First
  Chicago Corporation and First National Bank of Chicago from
  1985 to 1991. He is also a director of R. J. Reynolds
  Tobacco Holdings, Inc., Winston-Salem, North Carolina, and
  Magellan Health Services, Inc., Columbia, Maryland. Mr.
  Frazier is a member of the management development and
  compensation committee and the stock option plan committee.



  JOHN A. KOCUR, 74, is engaged in the private practice of             1977
  law. He served as vice chairman of the Company's board of
  directors from 1988 to 1991. Mr. Kocur was employed by the
  Company from 1969 until his retirement in 1991, and served as the Company's president from 1979 to 1988. He is chairman of the executive committee, chairman of the nominating
  committee, and a member of the management development and
  compensation committee.

                              CONTINUING DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, for each continuing member of the board of directors whose term is not expiring at the 2002 annual meeting is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years.

                                                                 DIRECTOR              TERM
                                                                   SINCE              EXPIRES
  FREDERICK M. BOHEN, 64, became acting executive vice             1981                2003
  president and chief operating officer of The Rockefeller
  University, effective as of February 15, 2002, having
  previously served in those capacities from 1990 through
  September 1999. He was senior vice president of Brown
  University from 1983 to 1990, and served as vice
  president of finance and operations at the University of
  Minnesota from 1981 to 1983. Mr. Bohen was with the U.S.
  Department of Health and Human Services as assistant
  secretary for management and budget from 1977 to 1981.
  He is a director of American Council of Learned
  Societies, a member of its executive committee, and
  chairman of its finance committee. Mr. Bohen is chairman
  of the management development and compensation committee
  and chairman of the stock option plan committee.



  EUGENE C. FIEDOREK, 70, is a private investor. Formerly,         1988                2004
  he was managing director of EnCap Investments L.C., a
  Dallas, Texas energy investment banking firm, from 1988
  until March 1999, when EnCap was acquired by El Paso
  Energy. Mr. Fiedorek was the managing director of the
  Energy Banking Group of First RepublicBank Corp. in
  Dallas, Texas from 1978 to 1988. Mr. Fiedorek is a
  member of the audit committee.



  GEORGE D. LAWRENCE JR., 51, is a private investor, and           1996                2003
  joined the Company's board of directors in May 1996.
  Formerly, he was president, chief executive officer and
  a director of The Phoenix Resource Companies, Inc. from
  1990 until May 1996, when Phoenix became a wholly-owned
  subsidiary of Apache. Mr. Lawrence is a member of the
  executive committee and the management development and
  compensation committee.



  MARY RALPH LOWE, 55, has been president and chief                1996                2004
  executive officer of Maralo, LLC, (formerly Maralo,
  Inc.), a Houston, Texas independent oil and gas
  exploration and production company, and ranching
  operation, since 1988, and a member of its board of
  directors since 1975. Ms. Lowe is a member of the
  management development and compensation committee, the
  stock option plan committee and the nominating
  committee.

                                                                 DIRECTOR              TERM
                                                                   SINCE              EXPIRES
  F. H. MERELLI, 65, has been chairman of the board and            1997                2004
  chief executive officer of Key Production Company, Inc.,
  a Denver, Colorado independent oil and gas exploration
  and production company, since 1991 and served as Key's
  president from 1991 until September 1999. Formerly, he
  served as Apache's president and chief operating officer
  from 1988 to 1991. Prior to that, he was president of
  Terra Resources, Inc., a Tulsa, Oklahoma oil and gas
  company, from 1979 to 1988. Mr. Merelli is a member of
  the audit committee and the executive committee.



  RODMAN D. PATTON, 58, joined the Company's board of              1999                2003
  directors in December 1999. Mr. Patton has nearly 30
  years experience in oil and gas investment banking and
  corporate finance activity, most recently serving as
  managing director of the Merrill Lynch Energy Group from
  1993 until April 1999. Previously, he was with First
  Boston and Eastman Dillon, Union Securities (later Blyth
  Eastman Dillon). Mr. Patton is a director of Valero GP,
  LLC, San Antonio, Texas, and is chairman of their audit
  committee. Valero GP, LLC is the general partner of
  Valero LP, owner and operator of crude oil and refined
  product pipeline, terminalling and storage assets. Mr.
  Patton is a member of the audit committee.



  CHARLES J. PITMAN, 59, joined the Company's board of             2000                2003
  directors in May 2000. He retired from BP Amoco plc in
  late 1999, having served as regional president -- Middle
  East/Caspian/ Egypt/India and business unit leader for
  new business development -- Middle East/Caspian since
  December 1998. Prior to the merger of British Petroleum
  and Amoco Corporation, Mr. Pitman served as chairman and
  president of Amoco Eurasia Petroleum Company from 1997
  to 1998, and was president of Amoco Egypt Oil Company
  from 1992 to 1996. He is the sole member of Shaker
  Mountain Energy Associates LLC, a consulting company
  formed in September 1999. Mr. Pitman is a member of the
  nominating committee.



  RAYMOND PLANK, 79, has been chairman of the Company's            1954                2004
  board of directors since 1979, and chief executive
  officer of the Company since 1966, and served as the
  Company's president from 1954 to 1979. In May 2000, the
  Company's board of directors created the Office of the
  Chief Executive to which Mr. Plank and Mr. Farris were
  appointed. Mr. Plank is a member of the executive
  committee.

                        STANDING COMMITTEES AND MEETINGS
                           OF THE BOARD OF DIRECTORS

The board of directors has an audit committee, a management development and compensation ("MD&C") committee, a stock option plan committee, an executive committee and a nominating committee. Actions taken by these committees are reported to the board of directors at the next board meeting. During 2001, each of the Company's directors attended at least 80 percent of all meetings of the board of directors and of all committees of which they were members, except A.
D. Frazier, Jr., who attended 63 percent of all such meetings.

------------------------------------------------------------------------------------------------------------------
                                              2001 MEMBERSHIP ROSTER
------------------------------------------------------------------------------------------------------------------
 NAME                              BOARD      AUDIT      MD&C       STOCK OPTION     EXECUTIVE      NOMINATING
------------------------------------------------------------------------------------------------------------------
 Frederick M. Bohen                  X                    X*             X*
------------------------------------------------------------------------------------------------------------------
 G. Steven Farris                    X
------------------------------------------------------------------------------------------------------------------
 Randolph M. Ferlic                  X         X*                                        X               X
------------------------------------------------------------------------------------------------------------------
 Eugene C. Fiedorek                  X          X
------------------------------------------------------------------------------------------------------------------
 A. D. Frazier, Jr.                  X                     X             X
------------------------------------------------------------------------------------------------------------------
 John A. Kocur                       X                     X                            X*              X*
------------------------------------------------------------------------------------------------------------------
 George D. Lawrence Jr.              X                     X                             X
------------------------------------------------------------------------------------------------------------------
 Mary Ralph Lowe                     X                     X             X                               X
------------------------------------------------------------------------------------------------------------------
 F. H. Merelli                       X          X                                        X
------------------------------------------------------------------------------------------------------------------
 Rodman D. Patton                    X          X
------------------------------------------------------------------------------------------------------------------
 Charles J. Pitman                   X                                                                   X
------------------------------------------------------------------------------------------------------------------
 Raymond Plank                      X*                                                   X
------------------------------------------------------------------------------------------------------------------
 No. of Meetings in 2001             5          9          6             5               0               1
------------------------------------------------------------------------------------------------------------------

*  Chairman

The audit committee reviews with the independent accountants and internal auditors of the Company their respective audit and review programs and procedures, and the scope and results of their audits. It also examines professional services provided by the Company's independent accountants and evaluates their costs and related fees. Additionally, the audit committee reviews the Company's financial statements and the adequacy of the Company's system of internal accounting controls. The audit committee makes recommendations to the board of directors concerning the Company's independent accountants and their engagement or discharge.

During 2001, the board of directors reviewed the composition of the audit committee pursuant to the rules of The New York Stock Exchange, Inc. (the "NYSE") governing audit committees. Based on this review, the board of directors confirmed that all members of the audit committee are "independent" under the NYSE's rules. During 2000, the audit committee adopted a charter, which was approved by the board of directors on May 4, 2000, and which reflects the NYSE's rules and the regulations of the Securities and Exchange Commission (the "SEC"). No changes were made to the audit committee charter during 2001.

The management development and compensation committee reviews the Company's management resources and structure, and administers the Company's compensation programs and retirement, stock purchase and similar plans. The duties of the stock option plan committee include the award and administration of option grants under the Company's stock option plans, of stock unit grants under the deferred delivery plan, and of conditional grants under the 2000 Share Appreciation Plan.

The executive committee is vested with the authority to exercise the full power of the board of directors, within established policies, in the intervals between meetings of the board of directors. In addition to the general authority vested in it, the executive committee may be vested with specific power and authority by resolution of the board of directors.

The duties of the nominating committee include recommending to the board of directors the slate of director nominees submitted to the stockholders for election at the annual meeting, and proposing qualified candidates to fill vacancies on the board of directors without regard to race, sex, age, religion or physical disability.

Stockholders wishing to recommend candidates for consideration by the nominating committee should forward written recommendations, together with appropriate biographical information and details of qualifications, to Apache's corporate secretary. In order to be considered, recommendations must be received by the deadline for submitting stockholder proposals set forth under the heading "Stockholder Proposals."

                         REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Apache Corporation:

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

We have received Arthur Andersen LLP's letter and discussed with them the matters required by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures from Arthur Andersen LLP required by Independence Standards No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the Company's independent auditors their independence.

Based on the reviews and discussions referred to above, we recommended to the Company's Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

March 12, 2002                           Members of the Audit Committee

                                         Randolph M. Ferlic, Chairman
                                         Eugene C. Fiedorek
                                         F. H. Merelli
                                         Rodman D. Patton

                             DIRECTOR COMPENSATION

Employee directors do not receive additional compensation for serving on the board of directors or any committee of the board. During 2001, non-employee directors received an annual retainer of $30,000, of which $10,000 in value was paid in the form of shares of Apache common stock; plus $1,000 for each board of directors or committee meeting attended, together with reimbursement of expenses incurred in attending meetings. Non-employee directors receive an annual retainer of $2,000 for each committee of which they are members. In addition, the chairman of each committee receives $4,000 annually for chairing their respective committees.

Under the terms of the Company's non-employee directors' compensation plan, as amended in 1998, non-employee directors can elect to defer receipt of all or any portion of their retainers or meeting attendance fees and, subject to certain parameters, can defer those amounts in the form of cash or in the form of shares of Apache common stock. Amounts deferred in the form of cash accrue interest equal to the Company's rate of return on its short-term marketable securities; amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of common stock, as applicable, upon the non-employee director's retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period. Three non-employee directors deferred all or a portion of their fees during 2001.

An unfunded retirement plan for non-employee directors was established in December 1992. The plan is administered by the management development and compensation committee and pays retired non-employee directors benefits equal to two-thirds of the annual retainer for a period based on length of service. Payments are made on an annual basis, for a maximum of ten years, and are paid from the general assets of the Company. In the event of the director's death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director's surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. Benefits were paid under this plan to, or on behalf of, five former directors who retired from the Company's board of directors during 1997, 1998, 2000 and 2001.

The Company established an equity compensation plan for non-employee directors in February 1994, which is administered by the management development and compensation committee. Each non-employee director will be awarded 1,000 restricted shares of the Company's common stock (1,100 shares after adjustment for the ten-percent stock dividend), every five years from July 1, 1994 through July 1, 2000, with the shares vesting at a rate of 200 shares annually. On May 3, 2001, the plan was amended to provide that on July 1, 2001 and on July 1 of each third year thereafter through July 1, 2009, each non-employee director will be awarded 1,000 restricted shares of common stock, with one-third of the shares vesting annually. Except as noted below, any unvested shares are forfeited at the time the non-employee director ceases to be a member of the board. The unvested portion of any award is automatically vested upon retirement or death while still serving as a member of the board; provided that the non-employee director (a) is at least 60 years old and has completed at least ten years of service at the time of retirement, or (b) has completed at least ten years of service at the time of death. Awards are made from shares of common stock held in the Company's treasury, and are automatic and non-discretionary. New non-employee directors will receive awards of 1,000 shares of common stock on the July 1 next succeeding their election to the board. All shares of common stock awarded under the plan have full dividend and voting rights. The plan expires July 1, 2009, with a maximum of 50,000 shares (55,000 shares after adjustment for the ten-percent stock dividend) of common stock that may be awarded during the term of the plan. As of July 1, 2001, an award of 1,000 shares of common stock was made to each of ten non-employee directors.

                   SECURITIES OWNERSHIP AND PRINCIPAL HOLDERS

The following tables set forth, as of February 28, 2002, the beneficial ownership of each director or nominee for director of the Company, the chief executive officer, the four other most highly compensated executive officers, and all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company. (All share numbers in the table and footnotes have been adjusted for the ten-percent stock dividend.)

----------------------------------------------------------------------------------------------------------------
                                                                                AMOUNT AND          PERCENT OF
                                                                           NATURE OF BENEFICIAL        CLASS
     TITLE OF CLASS                 NAME OF BENEFICIAL OWNER                   OWNERSHIP(1)         OUTSTANDING
----------------------------------------------------------------------------------------------------------------
 Common Stock, par value
 $1.25                    Frederick M. Bohen                                    9,843(2)(3)           *
                          --------------------------------------------------------------------------------------
                          G. Steven Farris                                    343,288(4)(5)(6)        *
                          --------------------------------------------------------------------------------------
                          Randolph M. Ferlic                                  241,146(2)(7)           *
                          --------------------------------------------------------------------------------------
                          Eugene C. Fiedorek                                   23,236(2)              *
                          --------------------------------------------------------------------------------------
                          A. D. Frazier, Jr.                                    5,509(2)              *
                          --------------------------------------------------------------------------------------
                          John A. Kocur                                        31,080(2)              *
                          --------------------------------------------------------------------------------------
                          George D. Lawrence Jr.                               26,694(2)(3)(8)        *
                          --------------------------------------------------------------------------------------
                          Mary Ralph Lowe                                      35,227(2)              *
                          --------------------------------------------------------------------------------------
                          F. H. Merelli                                        11,029(2)(3)(6)        *
                          --------------------------------------------------------------------------------------
                          Rodman D. Patton                                      8,123(2)              *
                          --------------------------------------------------------------------------------------
                          Charles J. Pitman                                     4,688(2)              *
                          --------------------------------------------------------------------------------------
                          Raymond Plank                                       495,366(4)(5)(6)        *
                          --------------------------------------------------------------------------------------
                          Roger B. Plank                                      242,226(4)(5)(6)        *
                          --------------------------------------------------------------------------------------
                          Lisa A. Stewart                                     122,207(4)(5)(6)        *
                          --------------------------------------------------------------------------------------
                          John A. Crum                                         82,330(4)(5)(6)        *
                          --------------------------------------------------------------------------------------
                          All directors, nominees, and executive
                          officers as a group (including the above named
                          persons)                                          2,007,614(4)(5)(6)       1.46
----------------------------------------------------------------------------------------------------------------

 *  Represents less than one percent of outstanding shares of common stock.

(1) All ownership is sole and direct unless otherwise noted. Inclusion of any common shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2) Includes restricted common shares awarded under the Company's equity compensation plan for non-employee directors.

(3) Includes the following common share equivalents related to retainer fees deferred under the Company's non-employee directors' compensation plan: Mr. Bohen -- 3,251; and Mr. Lawrence -- 1,409.

(4) Includes the following common stock equivalents held through the Company's Deferred Delivery Plan: Mr. Farris -- 3,803; Mr. Raymond Plank -- 33,041; Mr. Roger Plank -- 17,283; Ms. Stewart -- 1,719; Mr. Crum -- 1,334; and all directors and executive officers as a group -- 81,199.

(5) Includes the following common shares issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr. Farris -- 150,725; Mr. Raymond Plank -- 249,865; Mr. Roger Plank -- 137,856; Ms. Stewart -- 103,510; Mr. Crum -- 65,819; and all directors and executive officers as a group -- 968,479.

                                         (footnotes continued on following page)

(6) Includes units held by the trustee of the Company's 401(k) Savings Plan and related Non-Qualified Retirement/ Savings Plan equivalent to the following common shares: Mr. Farris -- 31,495; Mr. Merelli -- 7,603; Mr. Raymond Plank -- 2,501; Mr. Roger Plank -- 24,420; Ms. Stewart -- 16,868; Mr.
    Crum -- 15,177; and all directors and executive officers as a group -- 129,401.

(7) Includes 13,200 common shares owned indirectly by Dr. Ferlic through his interest in Surgical Services of the Great Plains, P.C. Employee Benefit Trust, and 6,600 common shares owned directly by Ferlic Investments, Ltd. in which Dr. Ferlic owns a 36-percent interest. Also includes a total of 7,810 common shares held by Dr. Ferlic's daughters, son and grandchildren, as to which he disclaims beneficial ownership.

(8) Includes 20,625 common shares issuable upon the exercise of outstanding stock options which are fully exercisable. See "Certain Business Relationships and Transactions".

                                                                      AMOUNT AND NATURE
                                                                        OF BENEFICIAL     PERCENT OF CLASS
 TITLE OF CLASS                      NAME OF BENEFICIAL OWNER           OWNERSHIP(2)        OUTSTANDING
 $2.015
 Depositary Shares(1)          G. Steven Farris                             1,610                  *
                               Randolph M. Ferlic                           4,220(3)               *
                               Eugene C. Fiedorek                           3,185                  *
                               Mary Ralph Lowe                              3,000                  *
                               All directors, nominees and executive
                               officers as a group (including the
                               above named persons)                        12,015                  *

 *  Represents less than one percent of outstanding depositary shares.

(1) Each depositary share represents 1/50th of a share of Series C Preferred Stock.

(2) All ownership is sole and direct unless otherwise noted. Inclusion of any depositary shares not owned directly shall not be construed as an admission of beneficial ownership.

(3) Includes a total of 2,480 depositary shares held by Dr. Ferlic's daughters and son, as to which he disclaims beneficial ownership. Also includes 130 depositary shares owned indirectly by Dr. Ferlic through his interest in Surgical Services of the Great Plains, P.C. Employee Benefit Trust.

The following table sets forth the only persons known to the Company, as of February 28, 2002, to be the owners of more than five percent of outstanding shares of the Company's common stock, according to reports filed with the SEC:

                                                                        AMOUNT AND NATURE
                                                                          OF BENEFICIAL     PERCENT OF CLASS
 TITLE OF CLASS               NAME AND ADDRESS OF BENEFICIAL OWNER          OWNERSHIP         OUTSTANDING
 Common Stock,             Massachusetts Financial Services Company
   par value $1.25         500 Boylston Street
                           Boston, Massachusetts 02116                     12,602,404(1)           9.2



                           AXA Financial, Inc.
                           1290 Avenue of the Americas, 11th Floor
                           New York, New York 10104                         8,126,145(2)           5.9

(1) Per Schedule 13G filed with the SEC, dated February 11, 2002, and includes 40,985 shares that may be acquired through conversion of convertible preferred stock.

(2) Per Schedule 13G filed with the SEC, dated February 11, 2002.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, as well as beneficial owners of ten percent or more of the Company's common stock, to report their holdings and transactions in the Company's securities. To the Company's knowledge, based on information furnished to it and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2001, it appears that: (a) G. Steven Farris, an officer and director of the Company, filed a late report relating to a purchase of 100 shares of the Company's common stock under the exemption provided by Emergency Order pursuant to Section 12(k)(2) of the Securities Exchange Act of 1934 set forth in Securities and Exchange Commission Release No. 44791; (b) A. D. Frazier, Jr., a director of the Company, filed a late report relating to a purchase of approximately 104 shares of the Company's common stock made through Apache's dividend reinvestment plan; and (c) Raymond Plank, an officer and director of the Company, filed a late report relating to charitable gifts given for a total of 1,625 shares of the Company's common stock and 200 shares of the Company's $2.015 depositary shares.

                       EXECUTIVE OFFICERS OF THE COMPANY

Biographical information concerning the executive officers of the Company is set forth below. Biographical information concerning Raymond Plank and G. Steven Farris is set forth above under the caption "Continuing Directors."

---------------------------------------------------------
   MICHAEL S. BAHORICH, 45, was appointed executive vice president -- exploration and production technology in May 2000, having been the Company's vice president -- exploration and production technology since January 1999, vice president -- exploration technology since December 1997 and the Company's chief geophysicist since 1996. From 1981 until he joined the Company, Mr. Bahorich held positions of increasing responsibility at Amoco Corporation in Denver, Colorado and Tulsa, Oklahoma, most recently as a resource manager for Amoco's mid-continent business unit.

   JEFFREY M. BENDER, 50, was appointed vice president -- human resources in September 2000. Prior to joining the Company, he served as vice president of human resources for Vastar Resources, Inc., Houston, Texas, since June 1994, having helped manage its transition from an operating division of Atlantic Richfield Company
   (ARCO) to an independent organization following Vastar's initial public offering in mid 1994. Previously, Mr. Bender held positions of increasing responsibility with ARCO since 1975.

   THOMAS P. CHAMBERS, 46, was appointed vice president -- corporate planning in September 2001, having been director of planning since March 1995. Prior to joining the Company, Mr. Chambers was in international business development group at Pennzoil Exploration and Production. Mr. Chambers is a member of the Society of Petroleum Engineers.

   JOHN A. CRUM, 49, was appointed executive vice president -- Eurasia and new ventures in May 2000, having served as the Company's regional vice president in Australia since 1995. Prior to joining the Company, he served in executive and management roles with Aquila Energy Resources Corporation, Pacific Enterprises Oil Company and Southland Royalty Company. Mr. Crum served as a director of the Australian Petroleum Production and Exploration Association from September 1995 until July 2000.

   MATTHEW W. DUNDREA, 48, was appointed vice president and treasurer in July 1997, having been the Company's treasurer since March 1996 and assistant treasurer since
   1994. Prior to that, he was with Union Texas Petroleum
   Holding, Inc., Houston, Texas, serving as assistant treasurer from 1991 to 1994, manager -- cash management from 1986 to 1991, and manager -- economic analysis from 1984 to 1986.

   ROBERT J. DYE, 46, was appointed vice
   president -- investor relations in May 1997, having been director of investor relations since 1995. Prior to that, Mr. Dye held positions of increasing responsibility in the corporate planning area since joining the Company in 1992. Formerly, he was planning manager for the offshore division of BP Exploration, Houston, Texas, from 1988 to 1992.

   ERIC L. HARRY, 43, was appointed vice president and associate general counsel in February 2001, having been assistant general counsel since 1995. From 1985 until joining the Company in 1994, he was an associate and partner in the corporate and securities section of the law firm of Chamberlain, Hrdlicka, White, Williams &
   Martin in Houston, Texas.

---------------------------------------------------------
   ZURAB S. KOBIASHVILI, 59, was appointed senior vice president and general counsel in February 2001, having been vice president and general counsel of the Company since 1994. From 1991 to 1994, he was with Falcon Seaboard Resources, Inc., a privately-held company involved in the development, construction and operation of electric cogeneration power plants, and in oil and gas exploration and production, initially as a legal consultant and from 1993 as vice president and general counsel. Mr. Kobiashvili was vice president and general counsel for Conquest Exploration Company, Houston, Texas, from 1984 to 1991.

   ANTHONY R. LENTINI, JR., 52, has been vice president -- public and international affairs since
   January 1995. Prior to joining the Company, he was vice president of public affairs for Mitchell Energy &
   Development Corp., The Woodlands, Texas, from 1988 through 1994.

   THOMAS L. MITCHELL, 41, was appointed vice president and controller in July 1997, having been the Company's controller and chief accounting officer since February 1996. He held various positions in the Company's natural gas marketing operation from 1990 through 1995, and served as accounting manager for the Company's Gulf Coast operations from 1989 to 1990. Prior to joining the Company, Mr. Mitchell was a manager with Arthur Andersen & Co., an independent public accounting firm, from 1982 through 1988.

   CHERI L. PEPER, 48, was appointed corporate secretary of the Company in May 1995, having been assistant secretary since 1992. Prior to joining the Company, she was assistant secretary for Panhandle Eastern Corporation (subsequently PanEnergy Corp.) since 1988. Ms. Peper is a director of MemberSource Credit Union, formerly known as PT&T Federal Credit Union.

   ROGER B. PLANK, 45, was appointed executive vice president and chief financial officer in May 2000, having been vice president and chief financial officer since July 1997. Previously, he was vice president -- planning and corporate development since March 1996 and vice president -- corporate planning since 1994. Mr. Plank was the Company's vice president -- external affairs from 1993 to 1994, and vice president -- corporate communications from 1987 to 1993. In June 2000, he was elected as president of Texas Independent Producers and Royalty Owers Association (TIPRO), a large independent trade association. The Company's chairman and chief executive officer is Mr. Plank's father.

   JON W. SAUER, 41, was appointed vice president -- tax in May 2001, having been director of tax since March 1997 and manager of tax from August 1992. Prior to joining the Company, Mr. Sauer was tax manager with Swift Energy Company, Houston, Texas, and a manager in the oil and gas tax practice of Arthur Andersen & Co.

   LISA A. STEWART, formerly Lisa A. Floyd, 44, was appointed executive vice president -- business development and E&P services in May 2000, having been vice president -- business development and E&P services since December 1998, vice president -- business development since September 1997, and vice president -- technical services since January 1995.
   Previously, Ms. Stewart held positions of increasing responsibility in the reservoir engineering area since joining the Company in 1984.

                           SUMMARY COMPENSATION TABLE

The table below summarizes the annual and long-term compensation paid to the individuals listed below for all services rendered to the Company and its subsidiaries during the last three fiscal years, in accordance with SEC rules relating to disclosure of executive compensation. The persons included in this table are the Company's chief executive officer and the four other most highly compensated executive officers who were serving as executive officers of the Company at year-end 2001.

---------------------------------------------------------------------------------------------------------------------------------
                                                 ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                           -------------------------------               AWARDS
                                                                 OTHER     ----------------------------------
                                                                 ANNUAL      RESTRICTED        SECURITIES          ALL OTHER
                                            SALARY    BONUS     COMPEN-         STOCK          UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR     ($)     ($)(1)   SATION($)      AWARDS($)     OPTIONS/SARS(#)*          ($)
---------------------------------------------------------------------------------------------------------------------------------
 Raymond Plank**                     2001   750,000  650,000         0               0         55,000(2)         94,200(3)
   Chairman of the Board and         2000   750,000  650,000         0               0         25,300(2)         83,142(3)
   Chief Executive Officer           1999   743,750  550,000         0               0         55,000(2)         97,050(3)
---------------------------------------------------------------------------------------------------------------------------------
 G. Steven Farris**                  2001   712,500  650,000    17,503(5)    1,401,250(6)      55,000(2)        189,267(3)(4)
   President and Chief Operating
     Officer                         2000   650,000  650,000    14,853(5)      492,488(6)      21,890(2)        139,973(3)(4)
                                     1999   550,001  550,000     8,005(5)      168,758(6)      55,000(2)         92,377(3)(4)
---------------------------------------------------------------------------------------------------------------------------------
 Roger B. Plank                      2001   337,292  200,000     2,951(5)            0         19,030(2)         70,020(3)(4)
   Executive Vice President and      2000   313,750  210,000     2,272(5)            0         33,000(2)         60,503(3)(4)
   Chief Financial Officer           1999   265,000  196,300     1,389(5)            0         17,545(2)         43,276(3)(4)
---------------------------------------------------------------------------------------------------------------------------------
 Lisa A. Stewart                     2001   311,042  185,000     2,420(5)            0         17,600(2)         66,088(3)(4)
   Executive Vice
     President -- Business           2000   291,250  210,000     2,311(5)            0         33,000(2)         56,652(3)(4)
   Development and E&P Services      1999   241,250  180,900       989(5)            0         11,660(2)         38,496(3)(4)
---------------------------------------------------------------------------------------------------------------------------------
 John A. Crum                        2001   276,042  163,000     2,822(5)            0         15,620(2)         57,080(3)(4)
   Executive Vice President --       2000   246,876  165,000     2,713(5)            0         33,000(2)         42,431(3)(4)
   Eurasia and New Ventures          1999   200,000  140,000     1,167(5)            0          9,955(2)        175,039(3)(4)(7)
---------------------------------------------------------------------------------------------------------------------------------

 *  Share numbers have been adjusted for the ten-percent stock dividend.

**  Member of the Office of the Chief Executive.

(1) Includes amounts awarded under the Company's incentive compensation plans for performance in the year indicated.

(2) Shares of the Company's common stock subject to options awarded during 2001, 2000 and 1999. These stock options were granted on May 2, 2001, May 3, 2000, September 22, 1999 and May 5, 1999 under the terms of the 1995 Stock Option Plan, 1998 Stock Option Plan or the 2000 Stock Option Plan. There were no adjustments or amendments during the last fiscal year to the exercise price of stock options previously granted to any of the named executive officers, except for the ten-percent stock dividend.

(3) Includes Company contributions under the Company's 401(k) Savings Plan, the Company's Money Purchase Retirement Plan, and related Non-Qualified Retirement/Savings Plan for 2001, 2000 and 1999, respectively, in the following amounts: Mr. Raymond Plank -- $94,200, $83,142 and $97,050 ; Mr. Farris -- $163,500, $118,644 and $73,200; Mr. Roger Plank -- $65,675,
    $57,240 and $39,948; Ms. Stewart -- $62,525, $53,334 and $36,126; and Mr.
    Crum -- $52,925, $38,535 and $29,400.

(4) Includes premium for executive life insurance benefits for 2001, 2000 and 1999, respectively, in the following amounts: Mr. Farris -- $25,767, $21,329 and $19,177; Mr. Roger Plank -- $4,345, $3,263 and $3,328; Ms.
    Stewart -- $3,563, $3,318 and $2,370; and Mr. Crum -- $4,155, $3,896 and
    $2,796.

(5) Amounts reimbursed for the payment of taxes relating to executive life insurance benefits.

                                         (footnotes continued on following page)

(6) On December 17, 1998, the Company's board of directors granted a conditional stock award to Mr. Farris for a total of 100,000 shares of the Company's common stock (109,998 shares after adjustment for the ten-percent stock dividend). The award is composed of five periodic installments, commencing on January 1st of each of the next five years, and vesting on the fifth anniversary following the applicable commencement date (subject to acceleration under specific circumstances). To receive each installment, which is payable 40 percent in cash and 60 percent in stock, Mr. Farris must be employed by the Company on the applicable commencement and vesting dates. For December 29, 2000, the last business day preceding the January 1, 2001 commencement date, the per share closing price of the Company's common stock for was $70.0625 ($63.6932 after adjustment); for December 31, 1999, the last business day preceding January 1, 2000, the per share closing price was $36.9375 ($33.5795 after adjustment); and for December 31, 1998, the last business day preceding January 1, 1999, the per share closing price was $25.3125 ($23.0114 after adjustment). Mr. Farris has all voting, dividend and liquidation rights for each installment of shares as of the applicable commencement date listed below:

    6,667 shares (7,333 shares after adjustment) commencing January 1, 1999, vesting January 1, 2004
    13,333 shares (14,666 shares after adjustment) commencing January 1, 2000, vesting January 1, 2005
    20,000 shares (22,000 shares after adjustment) commencing January 1, 2001, vesting January 1, 2006
    26,667 shares (29,333 shares after adjustment) commencing January 1, 2002, vesting January 1, 2007
    33,333 shares (36,666 shares after adjustment) commencing January 1, 2003, vesting January 1, 2008

(7) Includes expatriate assignment income of $142,843.

                            OPTION/SAR GRANTS TABLE

The table below provides supplemental information relating to the Company's grants of options during 2001 to the executive officers named in the Summary Compensation Table above, including the relative size of each grant, and each grant's exercise price and expiration date. There were no stock appreciation rights ("SARs") granted during the last fiscal year. Also included, in compliance with SEC rules on disclosure of executive compensation, is information relating to the estimated present value of the options granted, based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the option values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance. (All share numbers in the table and footnotes have been adjusted for the ten-percent stock dividend.)

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                             INDIVIDUAL GRANTS
                                NUMBERS OF
                                SECURITIES        PERCENT OF TOTAL
                                UNDERLYING        OPTIONS/SARS
                               OPTIONS/SARS        GRANTED TO          EXERCISE OR                              GRANT DATE
                                  GRANTED         EMPLOYEES IN         BASE PRICE           EXPIRATION        PRESENT VALUE
 NAME                            (#)(1)(2)        FISCAL YEAR           ($/SH)(4)              DATE               ($)(5)
 Raymond Plank                    55,000(3)/0           4.80/0              52.7273           05/02/2011           1,214,675
 G. Steven Farris                 55,000(3)/0           4.80/0              52.7273           05/02/2011           1,214,675
 Roger B. Plank                   19,030(3)/0           1.66/0              52.7273           05/02/2011             420,278
 Lisa A. Stewart                  17,600(3)/0           1.54/0              52.7273           05/02/2011             388,696
 John A. Crum                     15,620(3)/0           1.36/0              52.7273           05/02/2011             344,968

                                                   (footnotes on following page)

(1) This column sets forth the number of shares of the Company's common stock subject to options granted on May 2, 2001 under the terms of the 2000 Stock Option Plan. The Company's board of directors adopted the 2000 Stock Option Plan on February 10, 2000, and authorized 1,000,000 shares (1,100,000 shares after adjustment for the ten-percent stock dividend) of the Company's common stock held in its treasury for use under the 2000 Stock Option Plan. The options granted under the terms of the 2000 Stock Option Plan are generally nontransferable and, except as noted below, become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in specific circumstances related to termination of employment, and are not intended to qualify as incentive stock options under
    Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery or attestation of already-owned shares of the Company's common stock.

    Options granted under the 2000 Stock Option Plan are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company. If there is a change in control of the Company, all outstanding options become automatically vested so as to make all such options fully vested and exercisable as of the date of such change of control.

    A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company's outstanding voting securities. A change in control shall not occur if, prior to the acquisition of more than 20 percent of the Company's voting securities, such persons, partnerships or corporations are solicited to do so by the Company's board of directors.

(2) There were no SARs granted during 2001. There were no adjustments or amendments during 2001 to the exercise price of stock options previously granted to any of the named executive officers, except for the ten-percent stock dividend. The 2000 Stock Option Plan does not contain provisions allowing for the repricing of outstanding stock options.

(3) These option grants become exercisable ratably over two years and include "reload" provisions as described below. For each of the named executive officers, such reload provisions were not triggered during 2001.

    The Company's stock option plans, including the 2000 Stock Option Plan, are administered by the Stock Option Plan Committee (the "Committee") of Apache's board of directors. The 2000 Stock Option Plan contains reload provisions not included in the Company's other stock option plans. At the discretion of the Committee, options granted under the 2000 Stock Option Plan may or may not include such reload provisions. If included at the time of an option grant, these provisions allow for the automatic grant of a reload stock option, provided that certain requirements are satisfied. Any such reload stock option grant (i) would be made in connection with the exercise of an option where already-owned shares and/or share equivalents are used to cover all or part of the exercise price and/or tax withholding, and (ii) would be for a number of shares of the Company's common stock equal to the number of already-owned shares and/or share equivalents used for this purpose.

(4) The exercise price is the closing price per share of the Company's common stock on the date of grant, as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System.

(5) The grant date present value is based on the Black-Scholes option pricing model adapted for use in calculating the fair value of executive stock options, using the following assumptions for the grants made May 2, 2001: volatility -- 41.37 percent; risk free rate of return -- 4.97 percent; dividend yield -- 0.50 percent; and expected option life -- five years. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

The table below provides supplemental information relating to the value realized upon the exercise of stock options during the last fiscal year by the executive officers named in the Summary Compensation Table above and the number and intrinsic value of stock options held at year end. Year-end values are based arbitrarily on the closing price of the Company's common stock for December 31, 2001, do not reflect the actual amounts, if any, which may be realized upon the future exercise of remaining stock options, and should not be considered indicative of future stock performance. (All share numbers in the table and footnotes have been adjusted for the ten-percent stock dividend.)

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                     VALUE OF
                                                                                                    UNEXERCISED
                        SHARES                              NUMBER OF SECURITIES UNDERLYING        IN-THE-MONEY
                      ACQUIRED ON         VALUE               UNEXERCISED OPTIONS/SARS AT          OPTIONS/SARS
                       EXERCISE          REALIZED                    FY-END(#)(3)               AT FY-END($)(3)(4)
        NAME            (#)(1)            ($)(2)         EXERCISABLE        UNEXERCISABLE        EXERCISABLE
 Raymond Plank             33,000           678,330           238,122              86,818            4,313,741
 G. Steven Farris               0                 0           140,935              84,013            2,123,526
 Roger B. Plank            10,450           323,570           133,951              48,814            2,575,390
 Lisa A. Stewart                0                 0           101,090              43,010            1,812,820
 John A. Crum                   0                 0            63,756              41,184            1,068,528

        NAME           UNEXERCISABLE
 Raymond Plank               680,331
 G. Steven Farris            640,830
 Roger B. Plank              362,679
 Lisa A. Stewart             272,882
 John A. Crum                253,797

(1) Number of shares with respect to which stock options were exercised during 2001.

(2) Fair market value on date of exercise minus the exercise price of stock options.

(3) There were no SARs settled or outstanding at any time during the last fiscal year for any of the named executive officers.

(4) Based on the closing price of $49.88 per share of the Company's common stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for December 31, 2001, minus the exercise price of the stock options.

             THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

This report is issued by the Management Development and Compensation Committee of the board of directors to set out the executive compensation policies and programs of the Company.

The objective of the Company's executive compensation program is to attract and retain executives capable of leading the Company in a complex, competitive and changing industry. A capable, highly-motivated senior management is an integral part of the Company's continued success. The Company's financial performance is in large part due to the talent and efforts of the Company's executive officers. The program ties a significant portion of executive compensation to the Company's success and is primarily comprised of a base salary, an incentive bonus, and a long-term incentive component.

BASE SALARY

The Committee believes that the most effective way to compete in the executive labor market is to offer executives a competitive base salary. To achieve this balance, the Committee analyzes each executive's compensation using a four-step process. First, the key executive positions within the Company are defined in terms of scope and responsibility, job complexity, knowledge and experience required, and other relevant factors. Second, the positions are ranked internally on the basis of these definitions to establish a logical relationship among them. Third, the Committee identifies the Company's direct competitors which it believes share comparable operations, employee composition, and capitalization, and obtains comparative compensation data about the identified companies from independent compensation resources. Finally, easily-compared positions are priced in terms of salary ranges by reviewing the comparative industry data and other surveys to establish relative salary ranges for all key executive positions in the Company. Base salaries are targeted to fall at or above the median of executive salaries paid by comparable companies, and for 2001 they generally correspond to that practice. The Committee reviews the salary of each of the Company's 21 executive officers, taking into account the individual's contribution to the Company's success, how well the individual's responsibilities are fulfilled, the individual's specific performance, growth in qualifications for the individual's job, and other relevant aspects of performance.

Base salaries of all executives are generally reviewed every 12 to 24 months. Salary adjustments are made within updated, market-confirmed salary ranges according to the Committee's assessment of the executive's individual performance and the performance of the Company as a whole. However, changes in the circumstances of a particular executive can prompt an interim compensation adjustment. The Committee retained the services of an outside compensation consultant, who was proposed by management and approved by the Committee, to review the base salaries of the Company's executives and confirm that the salaries are competitive with those of comparable companies. The review included comparative data from part, but not all, of the companies comprising the Secondary Oils Index reflected in the stock performance chart set forth below. The exclusion from the review of some of the companies in the Index was due to their integrated operations or operations in diversified industries.

Based on the factors discussed above, plus additional compensation data available to the Company from other sources, 11 of the Company's officers received increases in compensation during 2001 to reflect market changes and increased responsibilities, including four of the executives named in the Summary Compensation Table.

INCENTIVE BONUS

Executives, other than the Company's chief executive officer ("CEO") and the Company's president (separate plan described below), are eligible to receive a cash incentive bonus tied directly to the Company's achievement of specified financial, operational and strategic objectives and the executive's personal achievements. In the early months of the year, the Committee establishes a listing of corporate objectives based on those submitted by senior management. The objectives are approved by both the Committee and the full board of directors and, in 2001, 75 percent of each executive's bonus depended upon the Company's achievement of these specified objectives. The remaining 25 percent of the executive's eligible bonus depended upon personal achievements related to financial strategies, operational improvements, program or project enhancements, or other objectively determinable criteria. This incentive compensation plan effectively correlates a large portion of executive compensation to predetermined corporate objectives and other objectively determinable goals, all designed to translate into value for the Company's stockholders. Committee policy provides for bonuses to be targeted at 50 percent of each executive's base salary and to exceed 50 percent if the Company's performance warrants.

Executive bonuses paid in 2002 were based on management's achievement during 2001 of specific corporate objectives established by the Committee based on accepted measures of performance in the oil and gas industry including (a) increases in cash flow and earnings, (b) growth in reserves and production while maintaining an acceptable ratio of debt to capitalization, and (c) control of costs throughout the Company. Additionally, the Committee approved eight operational, financial and administrative strategic objectives considered critical to the Company's success and to maximizing stockholder value. The Company has elected not to detail the individual items within the specified strategic corporate objectives as disclosure of such information could provide a competitive advantage to one or more of the Company's peers; however, the objectives were annualized for incentive purposes and were broad enough to have potential impact beyond 2001. With the achievement of seven of the eight specified objectives setting the stage for the Company's very successful year, the Committee recommended and the full board of directors unanimously approved an incentive bonus payment in excess of the targets set for executive officers participating in the corporate plan.

The CEO and the president are each eligible to receive a cash incentive bonus under a separate incentive compensation plan, which functions and is administered in the same way as the plan described above except that their performance goals are tied directly to the Company's annual financial and operational results, including the performance of the Company's common stock, all as compared to the results of a group of its peer companies. The goals include earnings, production, cash flow, reserves and ratio of debt to capitalization. The Committee determined to pay the CEO and the president bonuses of 86.7 percent of their base salaries in recognition of their leadership and for the Company's outstanding performance during 2001.

In addition to the Company's incentive compensation plans, the Committee may elect to award a special achievement bonus to an executive officer who has rendered services during the year that substantially exceed those normally required. Special achievement bonuses (a) reflect the Committee's decision to reward any executive whose extraordinary effort has substantially benefited the Company and its stockholders during the year, (b) are awarded only in exceptional circumstances, and (c) are in amounts relative to the benefit provided to the Company. No special achievement bonuses were paid or awarded during 2001 to any of the executive officers named in the Summary Compensation Table or to any of the Company's other executive officers.

LONG-TERM INCENTIVES

Long-term incentives in forms relating to the Company's common stock serve to align the interests of executive officers with the Company's stockholders by tying a significant portion of each executive's total long-term compensation to the continued growth of the Company and appreciation of its common stock. In 2001, the Company's executive officers received stock option grants under the Company's 2000 Stock Option Plan, which does not include provisions allowing for the repricing of outstanding stock options. Grants of stock options covering an aggregate of 247,991 shares of the Company's common stock were made in 2001 to the Company's executive officers as a group, including stock options covering 162,250 shares made to the Company's officers named in the Summary Compensation Table presented above and reflected in the Option/ SAR Grants Table. Stock options and conditional grants awarded to executives are proportionate to each officer's base salary and benefit them only if stockholders also benefit from appreciating stock prices. Individual stock option grants (i) are targeted at the 50th percentile of similar plans maintained by comparable companies, taking into account options previously granted, (ii) vest over two or four years, and
(iii) have an exercise price equal to the per share closing price of the Company's common stock on the date of grant.

In October 2000, the Company established the 2000 Share Appreciation Plan, under which conditional grants were made in December 2000 to essentially all regular, full time employees in the United States, Canada and Australia, including each of the executives named in the Summary Compensation Table. The conditional grants under the 2000 Share Appreciation Plan are intended to provide specific individual incentives toward achieving (i) significant price appreciation for the Company's common stock based on attainment of per share price goals of $100, $120 and $180 (after adjustment for the Company's ten-percent stock dividend, the price goals are $91, $109 and $164, respectively) prior to January 1, 2005, and (ii) a separate goal, not tied to share price, of doubling production per share from the 2000 level during any quarter ended prior to January 1, 2005. Benefits are payable under the conditional grants only if one or more of the above-referenced share price goals and/or production goal are achieved.

In recognition of his past contributions and expected future contributions to the Company, Mr. Farris, the Company's president and chief operating officer, was granted a conditional stock award in December 1998, for a total of 100,000 shares of the Company's common stock (109,998 shares after adjustment for the ten-percent stock dividend). The award is composed of five periodic installments, commencing on January 1, 1999 and on January 1st of each of the next four years (2000 through 2003). Each installment vests on the fifth anniversary following the applicable commencement date (subject to acceleration under specific circumstances), and is payable 40 percent in cash and 60 percent in the form of stock. To receive each installment, Mr. Farris must be employed by the Company on the applicable commencement and vesting dates (see footnote 6 to the Summary Compensation Table presented above). In the event Mr. Farris elects to terminate his employment with the Company or his employment is terminated for cause, any unvested installments will be forfeited.

CHIEF EXECUTIVE OFFICER

Raymond Plank, the Company's CEO, directs Apache's intensive, on-going programs to monitor, analyze and respond creatively to the changes and new requirements in the oil and gas industry. His activities include leadership in implementing the Company's capital expenditure programs, and maintenance of sound business relationships with the management of many of the nation's large oil and gas companies. These relationships are important to Apache's strategic alliances and to its acquisition approach, which emphasizes privately negotiated transactions that develop and achieve mutual business benefits. Mr. Plank has also been responsible for the Company's developing interest and successful exploration efforts going forward in international areas such as Egypt, Australia, Poland and China. As an active chief executive, he oversees all of the Company's major business units and guides and develops Apache's senior management. Reporting directly to Mr. Plank are the president and chief operating officer, the executive vice president and chief financial officer, and the senior vice president and general counsel.

Mr. Plank's base salary, incentive bonus and long-term incentives are determined in the same manner as is the compensation for the Company's other executive officers and are reflected in the Summary Compensation Table above. His last base salary adjustment was effective January 1, 1996, and his bonus paid in 2002 was based on the Company's 2001 performance, as discussed above. Mr. Plank, as the Company's most senior executive officer, prepares his personal goals in consultation with the Committee and periodically reports to the Committee on his progress toward achievement of those goals. Mr. Plank's employment agreement prohibits the reduction of his salary below a specified amount. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

Mr. Plank's 2001 base salary was within the Committee's percentile targets and took into account the following: Mr. Plank's active role in the Company's management and leadership of successful acquisitions; the Company's financial performance during 2000; the challenges and expectations for the Company in 2001; Mr. Plank's recognized stature as a spokesman for the oil and gas industry; and his role as a Company founder and his 47 years of service as the Company's senior executive officer. As noted above, Mr. Plank's bonus paid in 2002 represented 86.7 percent of his base salary.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

The Omnibus Budget Reconciliation Act of 1993 ("OBRA") imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued with respect to its chief executive officer and its four most highly compensated executive officers (other than the chief executive officer). In December 1995, the Internal Revenue Service issued final regulations implementing the legislation, with the regulations effective as of January 1, 1994. Certain performance-based compensation is specifically exempt from the limit if it meets the requirements contained in these final regulations. The Committee continues to review the Company's compensation plans based upon these regulations and, from time to time, determines what further actions or changes to the Company's compensation plans, if any, are appropriate.

Grants of stock options made under the Company's 1990 Stock Incentive Plan, 1995 Stock Option Plan and 1998 Stock Option Plan qualify as "performance-based" under the regulations. The Company's existing incentive compensation plans, special achievement bonuses, 2000 Stock Option Plan and 2000 Share Appreciation Plan do not currently meet the requirements of the regulations, as the stockholder approvals necessary for exemption have not been sought. However, these plans operate similarly to prior plans and are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving the Company's goals, which in turn enhances stockholder value. While the Committee cannot predict with certainty how the Company's compensation policies may be further impacted by OBRA, it is anticipated that executive compensation paid or accrued pursuant to the Company's compensation plans that do not meet the requirements of the regulations will not result in any significant loss of tax deductions in the foreseeable future.

SUMMARY

According to information provided to the Committee by its independent compensation consultant, the amount of the Company's cash compensation paid to all of its executive officers during 2001 was competitive and slightly above the median for comparable companies. As shown on the Performance Graph following this report, the cumulative total return on the Company's common stock has substantially equaled or outperformed that of the Dow Jones Secondary Oil Index over the last five years. In view of the Company's competitive performance, the Committee believes that its current executive compensation policy is successful in providing stockholders with talented, dedicated executives at competitive compensation levels.

March 19, 2002                          Management Development and Compensation
                                        Committee

                                        Frederick M. Bohen
                                        A. D. Frazier, Jr.
                                        John A. Kocur
                                        George D. Lawrence Jr.
                                        Mary Ralph Lowe

                               PERFORMANCE GRAPH

The following stock price performance graph is included in accordance with the SEC's executive compensation disclosure rules and is intended to allow stockholders to review the Company's executive compensation policies in light of corresponding stockholder returns, expressed in terms of the appreciation of the Company's common stock relative to two broad-based stock performance indices. The information is included for historical comparative purposes only and should not be considered indicative of future stock performance. The graph compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock with the cumulative total return of the Standard & Poor's Composite 500 Stock Index and of the Dow Jones Secondary Oils Stock Index from December 31, 1996 through December 31, 2001.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                    [GRAPH]

--------------------------------------------------------------------------------------------------------------------------
                                                 1996         1997         1998         1999         2000         2001
--------------------------------------------------------------------------------------------------------------------------
 Apache Corporation                              100          101           73          108          205          162
 S&P's Composite 500 Stock                       100          133          171          208          189          166
 DJ Secondary Oils Stock Index                   100           99           68           79          126          116

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Mr. Raymond Plank serves the Company under an employment agreement entered into in December 1975, amended and restated in December 1990 and amended in April 1996. The agreement has an undefined term and is terminable at will by the Company's board of directors. Mr. Plank's annual compensation under the agreement is determined by the board of directors, but may not be less than $450,000. If his service as director and chief executive officer is terminated by the board of directors, Mr. Plank will serve as advisor and consultant to the Company for the remainder of his life at annual compensation equal to 50 percent of his then-current annual compensation and will receive health, dental and vision benefits for himself, his spouse and his eligible dependents during the remainder of his life. Pursuant to the agreement and in exchange for surrendering life insurance coverage, an annuity was purchased for Mr. Plank that pays $31,500 annually until 2008. Mr. Plank has agreed not to render service to any of the Company's competitors for the entire period covered by the agreement. Upon Mr. Plank's death, a total of $750,000 shall be paid (a) to his designee in equal monthly installments over ten years, or (b) if he has made no designation, in a lump sum to his estate.

Mr. Farris serves the Company pursuant to an employment agreement, dated June 6, 1988, under which he receives a current annual salary of $750,000. The agreement has an undefined term and may be terminated by either the Company or Mr. Farris on 30 days advance written notice. If Mr. Farris' employment is terminated without cause, or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris will receive, for 36 months thereafter, (a) an amount equal to his base salary as it existed 60 days prior to termination and
(b) 50 percent of the maximum amount for which he qualified under the Company's incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris' death during the 36-month period, the amounts described above shall be paid to his heirs or estate. Mr. Farris has agreed not to render service to any of the Company's competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.

On December 17, 1998, Mr. Farris was granted a conditional stock award, the basic provisions of which are discussed above in the footnotes to the Summary Compensation Table and under the caption "Long-Term Incentives" in the report on executive compensation. Under the terms of the agreement for this award, the vesting of one or more of the five periodic installments is subject to acceleration under specific circumstances. Those circumstances generally relate to (a) termination of Mr. Farris' employment other than for cause, (b) his death or total disability, (c) an individual other than Mr. Raymond Plank or Mr. Farris becoming the Company's chief executive officer, and (d) merger, acquisition or other "change-in-control" of the Company.

In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the officers named in the Summary Compensation Table, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued medical and health benefits from the Company for up to two years, if their employment is terminated as a result of a "change in control" of the Company, as defined in the plan.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

Frederick M. Bohen, John A. Kocur, A. D. Frazier, Jr., George D. Lawrence Jr. and Mary Ralph Lowe served on the management development and compensation committee of the Company's board of directors during all of 2001.

Mr. Kocur, a member of the committee since September 1991 and a director of the Company since 1977, retired as an executive officer in June 1991. Pursuant to the terms of an employment agreement in place at the time of his retirement, Mr. Kocur receives health, dental and vision benefits throughout his life.

Mr. Lawrence, a member of the committee since May 1997 and a director of the Company since May 1996, is the former president and chief executive officer of The Phoenix Resource Companies, Inc. ("Phoenix"). See "Certain Business Relationships and Transactions." Pursuant to the terms of his employment agreement with Phoenix, Mr. Lawrence received medical and dental benefits through December 1997. Since that time, he has purchased medical and dental coverage through the Company.

                CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

George D. Lawrence Jr., a member of the Company's board of directors and the former president and chief executive officer of Phoenix, joined Apache's board in conjunction with the Company's acquisition of Phoenix by a merger (the "Merger") on May 20, 1996, through which Phoenix became a wholly-owned subsidiary of Apache. Merger consideration totaled $396.3 million, consisting of approximately 12,190,000 shares of Apache's common stock valued at $26.00 per share, $14.9 million of net value associated with Phoenix stock options assumed by Apache, and $64.5 million in cash.

Upon consummation of the Merger, Apache assumed Phoenix stock options that remained outstanding on May 20, 1996, including those granted to Mr. Lawrence pursuant to Phoenix's 1990 Employee Stock Option Plan. As of February 28, 2002, there is an option outstanding and exercisable by Mr. Lawrence covering a total of 20,625 shares of Apache common stock at an exercise price of $22.5758 per share (as adjusted for the ten-percent stock dividend).

In the ordinary course of business, Apache paid to Maralo, LLC or related entities ("Maralo") during 2001 approximately $70,000 in revenues relating to five oil and gas wells in which Maralo owns an interest and of which Apache is the operator. Maralo paid Apache approximately $16,000 in 2001 for Maralo's share of routine expenses relating to such wells. Also during 2001, Maralo sub-leased certain office space from Apache, for which Maralo paid Apache approximately $95,000. Mary Ralph Lowe, a member of Apache's board of directors, is president, chief executive officer and the sole stockholder of Maralo.

In the ordinary course of business, Key Production Company, Inc. ("Key") paid to Apache during 2001 approximately $4 million for Key's proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to oil and gas wells in which Key owns interests and of which Apache is the operator. Key received approximately $12 million in 2001 for its proportionate share of revenues from those interests, of which approximately $7 million was paid directly to Key by Apache or related entities. F. H. Merelli, a member of the Company's board of directors, is chairman of the board and chief executive officer of Key.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP was the Company's independent public accounting firm for the fiscal year 2001. Representatives of Arthur Andersen are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions regarding Apache business. A search for new independent public accountants is currently in process.

Arthur Andersen's audit reports on Apache's consolidated financial statements as of and for the fiscal years ended December 31, 2001 and December 31, 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During Apache's two most recent fiscal years ended December 31, 2001, and through the filing date of this proxy statement, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with their reports; and there were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K.

Arthur Andersen provided various services to Apache during 2001. The aggregate fees for each of the following types of services are set forth below:

                        DESCRIPTION                            AMOUNT
                                                              (IN THOUSANDS)
  Audit fees(1)                                                   $1,448
  Financial information systems design and implementation
     fees(2)                                                      $  640
  All other fees:
     Audit-related fees(3)                                        $  535
     Other fees(4)                                                $3,267
          Total all other fees                                    $3,802

(1) Audit fees represent services provided in connection with the audit of Apache's consolidated financial statements for the year ended December 31, 2001 (including annual report to stockholders) and quarterly reviews of financial information included in Form 10-Q filings during that year. This category also includes fees for services provided in connection with audit-related accounting consultation.

(2) Related to the Company's operations in Canada.

(3) Audit-related fees represent services provided during 2001 that are traditionally performed by the auditor such as statutory audits of subsidiaries, audits of employee benefit plans for the year ended December 31, 2001, acquisition due diligence and accounting assistance on proposed standards.

(4) Other fees represent services provided during 2001 related to tax return preparation assistance, tax-related and structuring-related consultation, and tax-related acquisition due diligence.

The audit committee of the Company's board of directors reviews summaries of the services provided by Arthur Andersen and the related fees, and has taken into consideration whether the provision of financial information systems design and implementation and all other non-audit services by Arthur Andersen is compatible with maintaining auditor independence.

                             STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC and the Company's bylaws. Should a stockholder wish to have a proposal appear in the Company's proxy statement for next year's annual meeting, under the regulations of the SEC, it must be received by the Company's corporate secretary (at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400) on or before November 29, 2002.

                            SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company's common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies from brokers, bank nominees and other institutional holders for a fee not to exceed $7,500, plus expenses. All costs of the solicitation will be borne by the Company.

                                         By order of the Board of Directors
                                         APACHE CORPORATION

                                         /s/ C. L. PEPER
                                         C. L. PEPER
                                         Corporate Secretary

NOTE: STOCKHOLDERS ARE REQUESTED TO PROMPTLY VOTE THEIR SHARES USING ONE OF THE
      METHODS EXPLAINED ON PAGE 2 OF THIS PROXY STATEMENT.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

                                OF STOCKHOLDERS

                                  MAY 2, 2002

                              AND PROXY STATEMENT

                                 [APACHE LOGO]

                              ONE POST OAK CENTRAL

                       2000 POST OAK BOULEVARD, SUITE 100

                           HOUSTON, TEXAS 77056-4400

                                                (LOGO)Printed on recycled paper.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               APACHE CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                              THURSDAY, MAY 2, 2002
                                   10:00 A.M.

                          DOUBLETREE HOTEL AT POST OAK
                             2001 POST OAK BOULEVARD
                                 HOUSTON, TEXAS





--------------------------------------------------------------------------------



                         APACHE CORPORATION - 2002 PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints Frederick M. Bohen, George D. Lawrence Jr. and Raymond Plank as Proxies, with the power of substitution, and authorizes them to represent the undersigned at the annual meeting of stockholders to be held May 2, 2002, or any adjournment thereof, and to vote all the shares of common stock of Apache Corporation held of record by the undersigned on March 13, 2002, as designated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS.

For participants in the Apache 401(k) Savings Plan, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by April 29, 2002, the shares credited to your account will be voted in proportion to directions received by Fidelity, the plan trustee.


                   See reverse side for voting instructions.

                                                  ------------------------------
                                                  COMPANY #
                                                  CONTROL #
                                                  ------------------------------

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IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY TELEPHONE - TOLL FREE - 1-800-240-6326 - QUICK *** EASY *** IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (central time) on May 1, 2002.

o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

o    Follow the simple instructions provided.

VOTE BY INTERNET - HTTP://www.eproxy.com/apa/ - QUICK *** EASY *** IMMEDIATE

o Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (central time) on May 1, 2002.

o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Apache Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

    IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
                             * Please detach here *



               THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 1.

1.   Election of directors -- director nominees:

        01 G. Steven Farris      03 A. D. Frazier, Jr.      [ ]  Vote FOR               Vote WITHHELD
        02 Randolph M. Ferlic    04 John A. Kocur                all nominees           from all nominees
                                                                 (except as marked)

(Instructions:  To withhold authority to vote for any       ----------------------------------------------
individual nominee, write the number(s) of the nominee(s)
in the box to the right.)                                   ----------------------------------------------

2. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.


Address Change?  Mark Box  [ ]                              Date
Indicate change below:                                           ------------------------------------------

                                                            -----------------------------------------------

                                                            -----------------------------------------------
                                                            Signature(s) In  Box
                                                            Please sign exactly as your name(s) appear on
                                                            Proxy. If held in joint tenancy, all persons
                                                            must sign. Trustees, administrators, etc.
                                                            should include title and authority.
                                                            Corporations should provide full name of
                                                            corporation and title of authorized officer
                                                            signing the proxy.